EXHIBIT 99.1

New Directors and Management Named for Walker Lane Exploration, Inc. (WKLN)

New Directors and Management Named for Walker Lane Exploration, Inc. (WKLN)

DENVER, CO, USA, August 26, 2021 /EINPresswire.com/ -- CEO, Phillip Allen, of Walker Lane Exploration, Inc. (WKLN) today announces changes to the Board of Directors and management as the Company moves forward in a positive new direction. The Company is in the final stages of executing an acquisition of a profitable existing company, details to follow at a later date.

The Board of Directors has accepted the resignations of three board members and added two new board members. Three existing board members submitted their resignations effective June 30th, 2021. Before the Board accepted the resignations, reluctantly, it thanked them all for their tireless commitment to the shareholders over the years. Iain Stewart, Keith Simon and Tony Panasuk submitted their resignations. Keith Simon will stay on as Chief Financial Officer while Tony Panasuk will remain as Comptroller. Before the resignations were accepted, the Board appointed Larry Kozin as a Director and Chief Operating Officer. Additionally, it appointed Huntley B. Andrews as a Director and Senior Advisor to the Company.

Mr. Allen indicated that he was very optimistic about this combining of talents, expertise and resources would serve the interests of the shareholders. The Company anticipates these efforts over the coming months will bring considerable interest in the Company for those investors looking for desirable results.

Of course, we recognize that there are no guarantees of future growth but the marketshould appreciate the Company’s efforts and profitability. We believe that Walker Lane Exploration, Inc. will continue to be a unique, diverse and profitable company from the start and into the future.

BIOS FOR WALKER LANE EXPLORATION, INC.

Phillip Allen offers a 20-year track record of providing leadership for start-up companies as a senior executive, founder or consultant. As a key leader within a number of hi-tech companies, he has successfully facilitated taking companies public through reverse mergers as well as numerous types of SEC registrations. With Strategic Capital Partners, Phil has a history of structuring, start-up planning and funding for numerous clients throughout the United States, as well as the Peoples Republic of China. He held the position of Chief Executive Officer, President and Chairman of our Board of Director of Walker Lane Exploration Inc. (Ticker:GSPN) from July 23, 2013 through November 3, 2014. He was Chief Executive Officer of China Wi-Max Communications – (Ticker: CHWM) from 2006 – 2010; Investor Relations Consultant – 2004-2006 of Life Line Nutraceuticals, (Ticker: LFLT.OB) and Chief Executive Officer of China Wireless Communications, (Ticker: CWLC.OB) from 2002 – 2003. He has provided expertise in capital structure, staffing, seed/first stage funding and strategic planning for two major networks in China. Phil holds a B.S., B.A. and M.A. in Business & Administration from Central Michigan University with Doctoral work in Labor and Industrial Relations at Michigan State University.

Larry Kozin is very involved with his businesses, family, and helping others. He is the Founder and CEO of millionairZclub, LLC, which owns many other companies he founded, including iDeal Furniture, with over 300+ locations launched, Perfect Dreamer Mattress, Dirty Laundry Solutions, KozyFurniture, WhiteGlove4Less, Advanced Licensing, and many others in different stages of development. Through these involvements and putting his life experiences and skills into practical application, Larry has built sales teams of thousands of individuals in multiple organizations. Previously, Larry founded and served as President of the Federal Chamber of Commerce from 1999-2002, which rebranded as the MainStreetChamber of Commerce in 2006, and is still the current President, as well as Advanced Marketing Systems, CEO, he established in 1992 and continues to help small businesses grow & prosper. Today, Larry is excited to keep broadening his horizons and growing through helping others. Showing individuals how you can blend spirituality with business ownership and create multiple streams of income with better results in less time is the foundation of much of his work—as well as what allows him to be involved in so many opportunities. He is also co-authored the best selling book, Cracking the Code to Success, with renowned author and sales expert Brian Tracy.

Huntley B. Andrews has a strong & productive 45 years experience as an entrepreneur in areas of finance, manufacturing and the energy field. HBA specifically has had working experience as CEO and Board Member and Sr. Advisor of European and US Public Companies. HBA spent many years in the financial arena related to residential, commercial and syndicated mortgages as well as trader in the USA Index’s and US Treasury markets. HBA also founded a Spring Water Bottle company with its own source of spring water for retail and private labeling. HBA also founded Xon Energy Resources which owned oil wells with in Texas, Oklahoma, Louisiana of total of 35 shallow wells with an audited reserve of 2.5 million barrels of oil. Along with his business expertise and his extensive world travels, he brings a wide variety of history and experience to any corporate setting.

Phillip Allen

Walker Lane Exploration, Inc WKLN

+1 7206650638